Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Equity Office Properties Trust on Form S-8 (pertaining to the registration of 3,124,774 common shares of beneficial interest related to the Spieker Properties, Inc. 1993 Stock Incentive Plan and the Spieker Properties, Inc. 1993 Directors’ Stock Option Plan) of our report dated February 5, 2001, except for Note 26, as to which the date is February 23, 2001, with respect to the consolidated financial statements and schedule of Equity Office Properties Trust included in its 2000 Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
July 3, 2001